Exhibit 99.1
INVESTOR RELATIONS CONTACTS:
MARLIESE L. SHAW, Vice President, Investor Relations Officer (860) 291-3622 OR
JOHN T. LUND, Executive Vice President and Chief Financial Officer (860) 291-3626
MEDIA CONTACTS:
LAURA SOLL, Public Relations (860) 688-4499 or (860) 833-4466 cell OR
LAURIE A. ROSNER, S.V.P., Marketing Officer (860) 291-3616
ROCKVILLE BANK ADDS OFFICE SPACE IN GLASTONBURY
Bank’s Administrative Office Building Remains in South Windsor
ROCKVILLE, CONN., November 29, 2011 — William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO) of Rockville Bank and Rockville Financial, Inc. (NASDAQ Global Select Market “RCKB”) today announced that Rockville Bank plans to lease 22,000 square feet of office space at 45 Glastonbury Blvd. in Glastonbury, Conn. The new space will complement the Bank’s 30,000-square-feet at its Administrative Offices at 1645 Ellington Road in South Windsor, Conn.
“Rockville Bank is continuing to expand,” explains Crawford. “As a result, we have fully utilized all 30,000 square feet of our administrative offices in South Windsor and we simply need more space. This additional Glastonbury space was our most cost-effective and expedient option to accommodate our increasing need for space. We plan to occupy this space in the second quarter of 2012.”
“Rockville Bank’s Administrative Office building opened in 2001 in South Windsor, and will continue to be located there,” notes Crawford. Rockville Bank already operates two branches in Glastonbury at 1009 Hebron Avenue — The Shops at Addison Village, and at 902 Main Street in South Glastonbury. The Bank operates three branches in South Windsor, including a full-service office on the first floor of the Administrative Building. “South Windsor and Glastonbury are two great markets for us. We remain focused on our mission of being “Connecticut’s Best Community Bank” in every town and community in which we operate,” Crawford states.
In March 2011, Rockville Financial, Inc. raised $171 million in a “second step” conversion offering. In July, the Bank opened a New Haven County Commercial Banking Office in Hamden, Conn. In October, it filed an application with the Connecticut State Department of Banking for approval to open a full-service branch at 102 LaSalle Road in West Hartford, Conn. Most recently, on November 15, Rockville Bank held a grand re-opening of its Lafayette Square branch in Vernon, Conn.
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ROCKVILLE BANK ADDS OFFICE SPACE IN GLASTONBURY TO MEET EXPANSION NEEDS...Page 2
Rockville Bank currently is a 21 1/2-branch community bank serving Tolland, Hartford, and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and three Big Y supermarket locations. A New Haven County Commercial Banking Office is now open and located at 2319 Whitney Avenue in Hamden, Conn. to provide an array of commercial products and services for businesses located in New Haven County and surrounding areas. Rockville Bank recently filed an application with the Connecticut State Department of Banking for approval to open a full-service branch in West Hartford, Conn. For information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For information about the Company, Rockville Financial, Inc. (RCKB), visit Investor Relations at www.rockvillebank.com and click on About Us. For investor relations questions, contact Marliese L. Shaw, Vice President, Investor Relations Officer at (860) 291-3622.
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.
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